Exhibit 4.8

AZZ incorporated

FORM OF

STOCK UNIT AWARD AGREEMENT

This Stock Unit Award Agreement (“Agreement”) is effective as of                     , 2006 (the “Date of Grant”), between AZZ incorporated, a Texas corporation (the “Company”) and                      (the “Grantee”).

WHEREAS, the Company has adopted the AZZ incorporated 2005 Long-Term Incentive Plan (the “Plan”), pursuant to which the Company may grant Stock Units to Company employees and directors; and

WHEREAS, the Company desires to grant to the Grantee the Stock Units provided for herein to encourage Grantee’s efforts toward the continuing success of the Company.

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

1. Grant.

(a) The Company hereby grants to the Grantee an award (the “Award”) of              Stock Units. The Stock Units granted pursuant to the Award shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 8 hereof. Subject to Section 6 hereof, each Stock Unit represents the right to receive one (1) share of Company Common Stock, $1.00 par value per share (each a “Share” and collectively, the “Shares”) at the time and in the manner set forth in Section 7 hereof.

(b) This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. Restrictions on Transfer. The Stock Units granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3. Vesting. Except as provided in Sections 4 and 5 hereof, 20% of the number of Stock Units granted hereunder (rounded up to the next whole Stock Unit, if necessary) shall vest on the Date of Grant and 20% of the number of Stock Units granted hereunder shall vest on each of the first four (4) anniversaries of the Date of Grant.

4. Effect of Certain Terminations of Employment and Directorship. If the Grantee’s employment or directorship with the Company terminates as a result of the Grantee’s death, retirement or becoming disabled, or, in each case if such termination occurs on or after the Date of Grant, all Stock Units which have not become vested in accordance with Section 3 or 5 hereof shall vest as of the date of such termination.

5. Effect of Change in Control. In the event of a Change in Control at any time on or after the Date of Grant, all Stock Units which have not become vested in accordance with Section 3 or 4 hereof shall vest immediately.

6. Forfeiture of Stock Unit. In addition to the circumstance described in Section 8 hereof, any and all Stock Units which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon:

(i) the termination by the Grantee, the Company or its Subsidiaries of the Grantee’s employment with the Company for any reason other than those set forth in Section 4 hereof prior to such vesting;

(ii) the termination by the Grantee or the Company’s shareholders of the Grantee’s directorship with the Company for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(ii) the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of that Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7. Issuance of Shares. The issuance of Shares to the Grantee (or, if applicable, the Grantee’s estate) with respect to vested Stock Units shall be made on the later of the vesting date or the first date that such Shares may be issued to the Grantee (or, if applicable, the Grantee’s estate) without resulting in the disallowance of a deduction by the Company with respect to the Grantee under Section 162(m) of the Code and the regulations thereunder.

8. Execution of Award Agreement. The Stock Units granted to the Grantee pursuant to the Award shall be subject to the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than the earlier of (i) [                    ], 2005 and (ii) the date that is immediately prior to the date that the Stock Units vest pursuant to Section 4 or 5 hereof (the “Grantee Return Date”); provided that if the Grantee dies before the Grantee Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of the Grantee’s estate executes and returns this Agreement to the Company or its designee no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is not so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the Stock Units evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

9. No Right to Continued Employment. Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service as a member of the Company’s Board of Directors.

10. Withholding of Taxes. Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of Shares pursuant to Sections 1 and 7 hereof, the Grantee (or the Grantee’s estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such Shares. By executing and returning this Agreement in the manner provided in Section 8 hereof, the Grantee (or the Grantee’s estate) shall be deemed to elect to have the Company withhold a portion of such Shares having an aggregate Fair Market Value equal to the Withholding Taxes in satisfaction of the Withholding Taxes, such election to continue in effect until the Grantee (or the Grantee’s estate) notifies the Company before such delivery that the Grantee (or the Grantee’s estate) shall satisfy such obligation in cash, in which event the Company shall not withhold a portion of such Shares as otherwise provided in this Section 10.

11. Grantee Bound by the Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12. Notices. All notices under this Agreement to the Company must be delivered personally or mailed to the Company at University Centre I, Suite 200, 1300 South University Drive, Fort Worth, Texas 76107, Attention: [                    ]. The Company’s address may be changed at any time by written notice of such change to you. Also, all notices under this Agreement to you will be delivered personally or mailed to you at your address as shown from time to time in the Company’s records.

13. Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

14. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without giving effect to the conflicts of laws principles thereof.

16. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

17. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Company’s Compensation Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

18. Entire Agreement. This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

19. Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AZZ incorporated

By
David H. Dingus
President and Chief Executive Officer

GRANTEE:

[Name]